Exhibit 10.1

STATEMENT OF WORK AND LICENSE AGREEMENT

for Influenza and Coronavirus Indications

This Statement of Work and License Agreement for Influenza and Coronavirus Indications effective as of April 18, 2021 (the “Effective Date”), is made by and among G TECH BIO, LLC, a California limited liability company (“Licensor”), ENOCHIAN BIOSCIENCES, INC., a Delaware corporation (“Licensee”) and G HEALTH RESEARCH FOUNDATION, a not-for-profit entity organized under the laws of the state of California doing business as Seraph Research Institute (“SRI” and, together with Licensor, the “Research Parties;” and Licensee, SRI and Licensor, collectively the “Parties” and each, a “Party”).

RECITALS

WHEREAS, Licensor, SRI and Licensee are parties to that certain Framework Agreement dated November 15, 2019 (the “Framework Agreement”) pursuant to which such parties agreed to collaborate with respect to Research (as defined therein) in accordance with the terms and conditions set forth thereunder, and Licensee agreed to provide support to the Research Parties for such Research;

WHEREAS, this Statement of Work and License Agreement shall constitute an SOW, the exercise of an Option and a License Agreement pursuant to the Framework Agreement (as such terms SOW, Option and License Agreement are defined therein);

WHEREAS, this Statement of Work and License Agreement together with the Framework Agreement, pursuant to the framework established in the Framework Agreement, shall constitute this “Funding Agreement” (which may also be referred to herein as this “Agreement”);

WHEREAS, Licensee desires to support further certain Research by the Research Parties, and the Research Parties desire to undertake such Research, in each Project Field (as defined below) relating to each Indication (as defined below) pursuant to the terms and conditions set forth in this Funding Agreement;

WHEREAS, Licensor or SRI own or otherwise Control (as defined below) certain patents, patent applications, know-how and other information relating to the discovery, research, testing, validation, development, formulation, production, manufacture, use or sale of Research Candidates, Product Candidates or Products (as such terms are defined below) in one or more Project Fields; and

WHEREAS, Licensor desires to license certain rights to Licensee to enable Licensee, and Licensee desires, to further develop Product Candidates and commercialize Products pursuant to the terms and conditions set forth in this Funding Agreement.

AGREEMENT

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby, agree as follows:

Article I

DEFINITIONS

Terms not otherwise defined herein shall have the meaning set forth in the Framework Agreement. The following terms shall have the respective meanings set forth below:

A.                  “AAV” means one or more adeno-associated viral vectors for use in connection with in vivo gene transduction in humans for therapeutic or prophylactic purposes.

B.                  “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such statutes may be amended from time to time, and equivalent laws in jurisdictions outside of the United States.

C.                  “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise. Notwithstanding the preceding definition of “Affiliate,” for purposes of this Agreement (a) Licensor and Licensee shall not be deemed Affiliates and (b) SRI and Licensee shall not be deemed Affiliates.

D.                  “Applicable Laws” shall mean the laws and regulations of any jurisdiction, which are applicable to a Party or its Affiliate with respect to the performance of its obligations or exercise of its rights hereunder or to which such Party or its Affiliate is subject in connection with the performance of its obligations or exercise of its rights hereunder, and without limiting the foregoing shall include all applicable statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, guidances, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or supranational authority or other governmental entity in such jurisdiction in each case as may be amended from time to time, including the Act and any similar statute or equivalent thereof in any other applicable jurisdiction.

E.                   “Bankruptcy Laws” shall have the meaning set forth in Section 8.5.

F.                   “Benchmark Payments” shall have the meaning given to such term in Section 2.4.

G.                  “Biologics License Application” or “BLA” means with respect to (i) the United States, an application requesting permission from the FDA to introduce, or deliver for introduction, a Product (as a biological product) into interstate commerce (as more fully defined in 21 CFR 600, et. seq.) or (ii) outside the United States, any similar application or submission for marketing authorization of a Product filed with the applicable Regulatory Authority in the applicable jurisdiction.

H.                  “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Los Angeles, California or New York, New York are authorized or required by Applicable Law to be closed for business.

I.                    “Combination Indication” shall mean the (a) treatment, collectively, of Influenza and Coronavirus in humans or (b) prevention, collectively, of Influenza and Coronavirus in humans.

J.                    “Combination Project Field” shall mean in vivo gene transduction utilizing the Delivery Technology for any Combination for Combination Indication.

K.                  “Combination,” “Combine,” “Combined” or the like shall mean any combination of the applicable therapeutic formulations, therapies or prophylactic formulations. Without limiting the foregoing, combination of such applicable therapeutic formulations, therapies or prophylactic formulations may involve (a) the inclusion of multiple gene constructs within a single open reading frame vector construct (“ORF”); (b) the use of multiple, separate ORFs or vector-plus-gene constructs that are then combined within a single carrier formulation; (c) the use of multiple, separate therapeutic formulations, therapies or prophylactic formulations that are then delivered as a bundled product; or (d) the use of any other method of combination of such therapeutic formulations, therapies or prophylactic formulations, in each case utilizing the Delivery Technology for Combination Indication.

L.                   “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any applicable obligation of such Party hereunder, the level of reasonable, diligent, good faith efforts that biopharmaceutical, pharmaceutical or other life sciences companies of similar size and at a similar stage in their development as such Party typically devote to the development or commercialization of products, therapies, services or solutions owned by them that are at a similar stage in their development or life cycle and are of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative product, therapies, services or solutions in the marketplace, the patent and other proprietary position of the product, therapy, service or solution or the likelihood of regulatory approval and other relevant factors.

M.                 “Competitive Infringement” shall have the meaning set forth in Section 7.3.

N.                  “Control”, “Controls” or “Controlled by” shall mean, with respect to any Patent Rights, Information, Know-How Rights, Confidential Information, Technology or other Intellectual Property Rights, the possession by a Person of the ability (whether by ownership, license or other right, other than pursuant to any license granted under this Agreement) to disclose and grant access to, and a license or sublicense of, such Patent Rights, Know-How Rights, Information, Technology, Confidential Information or other Intellectual Property Rights to another Person without violating the ownership rights of any other Person or violating the terms of any agreement or other arrangement with any other Person.

O.                  “Cover” shall mean (a) with respect to Know-How Rights, that such Know-How Rights were used in making, having made, using, selling, offering to sell, importing, having sold or exporting and (b) with respect to a Patent Right, a Valid Patent Claim that would be infringed (absent a license thereunder or ownership thereof) under Applicable Law by making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the respective Product, in each case, including research and development. Grammatical variations of the word “Cover” shall have correlative meanings.

P.                   “Coronavirus Indication” means (a) the treatment of any disease arising from Coronavirus in humans or (b) prevention of such diseases in humans.

Q.                  “Coronavirus Project Field” shall mean in vivo gene transduction utilizing the Delivery Technology for Coronavirus Indication.

R.                  “Coronavirus” means any coronavirus, variants or sub-variants thereof (including without limitation severe acute respiratory syndrome coronavirus 2 (“SARS-CoV-2”) and any variants or sub-variants of SARS-CoV-2), as such coronaviruses, variants or sub-variants thereof are named and classified during the term of this Agreement by the International Committee on the Taxonomy of Viruses (the “ICTV”), the World Health Organization (the “WHO”) or applicable Regulatory Authority.

S.                   “Delivery Technology Patent Rights” shall mean any Patent Rights Covering the Delivery Technology.

T.                   “Delivery Technology” means all Know-How Rights Controlled by Licensor as of the Effective Date or during the term of this Agreement to the extent Covering (a) formulating nucleic acids into applicable gene constructs to enable the delivery of such nucleic acids specifically by utilizing (i) AAV-mediated gene transduction technology or (ii) nanoparticle DNA delivery technology, in each case to target cells in vivo in humans for the purposes of one or more Indications; or (b) techniques, methodologies, procedures or processes for such delivery for such purposes; or (c) any Improvements to the foregoing.

U.                  “Development License” shall have the meaning set forth in Section 3.1.

V.                  “Effective Date” shall have the meaning set forth in the preamble.

W.                “Emergency Use Authorization” shall mean the issuance by the FDA or other applicable Regulatory Authority of an Emergency Use Authorization for any Product Candidate or Product.

X.                  “Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§1 et. seq., the Arms Export Control Act, 22 U.S.C. §§2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

Y.                  “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.) as amended, and corresponding laws in other jurisdictions in the Territory.

Z.                   “FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.

AA.             “First Commercial Sale” shall mean, with respect to a Product, the earlier of the following to occur: (a) upon receipt of Marketing Approval, the initial sale, lease, offer for sale, or performance or use for valuable consideration, anywhere in the Territory of such Product, whichever occurs first or (b) expiration of the one year period immediately following receipt of Marketing Approval with respect to such Product.

BB.              “Funding Term” shall have the meaning set forth in Section 2.2.

CC.              “Improvement” shall mean any improvement, invention, development, variation, enhancement, derivative or modification, whether or not patented or patentable, including without limitation trade secrets relating to the foregoing.

DD.             “IND Benchmark” shall mean, with respect to each Product Candidate on a Product Candidate-by-Product Candidate basis, first filing or submission of an IND with respect to such Product Candidate anywhere in the Territory.

EE.              “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to an applicable Regulatory Authority in an applicable regulatory jurisdiction in conformance with the requirements of such Regulatory Authority, including, without limitation, any such application filed with the FDA pursuant to 21 CFR Part 312.

FF.               “Indication” shall mean Coronavirus Indication, Influenza Indication or Combination Indication.

GG.             “Influenza Indication” means (a) the treatment of any disease arising from Influenza in humans or (b) prevention of such diseases in humans.

HH.             “Influenza Project Field” shall mean in vivo gene transduction utilizing the Delivery Technology for Influenza Indication.

II.                  “Influenza” means any influenza, variants or sub-variants thereof, , as such influenza viruses are named and classified during the term of this Agreement by the ICTV, WHO or applicable Regulatory Authority.

JJ.                 “Infringe” or “Infringement” means any infringement as determined by Applicable Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

KK.             “Intellectual Property Rights” shall mean, collectively, Patent Rights, Know-How Rights, and any other intellectual property rights.

LL.              “Joint Inventions” shall mean any inventions, whether or not patentable, conceived, reduced to practice or made by or on behalf of Licensor’s employees or personnel jointly with Licensee’s (or any Related Party’s) employees or personnel but excluding any Licensor Improvements. Without limiting the foregoing, Joint Inventions shall expressly exclude Licensor Improvements.

MM.           “Joint Patents” shall mean any Patent Rights Covering any Joint Inventions.

NN.             “Know-How Rights” shall mean all rights in trade secrets, data and other know-how (whether at law, in equity or otherwise) including Intellectual Property Rights and other rights in Information or Technology (as such terms, “Information” and “Technology” are defined in the Framework Agreement).

OO.             “Licensed Know-How Rights” shall mean all Know-How Rights (a) Controlled as of the Effective Date by Licensor or (b) that are developed during the Funding Term in connection with the Research Plan and Controlled by Licensor during the term of the Agreement, in each case of the foregoing clauses (a) and (b), solely to the extent that such Know-How Rights are necessary for the research, development, manufacture or commercialization of a Product Candidate or Product for one or more Indications.

PP.               “Licensed Product Rights” shall include any Licensed Know-How Rights and Product Patent Rights that Cover making, using or selling a Product Candidate or Product; provided, that Licensed Know-How Rights and Product Patent Rights Covering Delivery Technology to the extent not necessary to making such Product Candidate or Product specifically in connection with obtaining or maintaining the applicable Marketing Approvals for such Product Candidate or Product shall be expressly excluded.

QQ.             “Licensee Indemnitees” shall have the meaning set forth in Section 9.2.

RR.              “Licensee IP Rights” shall mean the Licensee Patent Rights, Licensee Know-How Rights, Licensee’s interest, or the interest of any Related Party of Licensee, in any Joint Inventions and Joint Patent Rights and any other Intellectual Property Rights Controlled by Licensee, or any Related Party of Licensee, in or to the Licensee Technology (including Licensee Product Improvements).

SS.               “Licensee Know-How Rights” shall mean all Know-How Rights in and to the Licensee Technology Controlled by Licensee or any Related Party as of the Effective Date or during the Term.

TT.              “Licensee Patent Rights” shall mean, as between the Parties, all Patent Rights Controlled by Licensee or any Related Party that claim or otherwise Cover the Licensee Technology as of the Effective Date or during the Term; provided, that Licensee Patent Rights shall exclude all (i) Licensor Patent Rights, (ii) G Tech Patent Rights, (iii) SRI Patent Rights, (iv) Patent Rights Controlled by any Subcontractor of G Tech or SRI or any Affiliate thereof and (v) the Product Patent Rights.

UU.             “Licensee Product Improvement” shall mean an Improvement specifically relating to, and solely for use in connection with exercising the Product License with respect to, a Product that is first conceived and actually reduced to practice solely by Licensee or a Related Party of Licensee by utilizing or practicing the Licensee IP Rights but not any Licensor IP Rights.

VV.             “Licensee Technology” shall mean, as between the Parties, all Technology that relates to a Product and (a) is Controlled by Licensee or its Affiliates as of the Effective Date or (b) is conceived, created, generated, made, derived, developed, reduced to practice or acquired by or on behalf of Licensee or its Affiliates, solely or jointly with any other Person (other than Licensor, SRI or their Affiliates or Subcontractors); provided, that Licensee Technology shall exclude all Technology Controlled by Licensor, SRI or their Affiliates or Subcontractors. Without limiting the foregoing, Licensee Technology shall include Licensee Product Improvements.

WW.          “Licensee” shall have the meaning set forth in the Preamble.

XX.             “Licensor Indemnitees” shall have the meaning set forth in Section 9.1.

YY.             “Licensor IP Rights” shall mean (i) all Licensed Product Rights and (ii) all other (1) Licensor Patent Rights, (2) Licensor Know-How Rights, (3) Licensor’s interest in any Joint Inventions, (4) Licensor’s interest in any Joint Patent Rights; (5) Intellectual Property Rights Controlled by Licensor in or to any Information or Technology of Licensor (including without limitation Delivery Technology); (6) inventions, whether or not patentable, and other Improvements, regardless of inventorship, conceived, reduced to practice or otherwise made relating to any Delivery Technology, Projects, Project Fields, Indications or Research Candidates in connection with this Funding Agreement (all such Improvements, collectively, “Licensor Improvements”) except for any Licensee Product Improvements and (7) Patent Rights, Know-How Rights and other Intellectual Property Rights in or to any Licensor Improvements. Without limiting the foregoing, Licensor IP Rights include the G Tech IP Rights and the SRI IP Rights and any Improvements relating thereto.

ZZ.              “Licensor Know-How Rights” shall mean all Know-How Rights Controlled by Licensor or SRI as of the Effective Date or during the Term of this Agreement.

AAA.        “Licensor Patent Rights” shall means (a) the Patent Rights listed on Schedule A and (b) all Patent Rights Controlled by Licensor or SRI as of the Effective Date or during the Term. Without limiting the foregoing, Licensor Patent Rights include (i) Delivery Technology Patent Rights, (ii) Product Patent Rights and (iii) any other Patent Rights Covering any Licensor Know-How Rights or Licensor Improvements.

BBB.         “Licensor Sublicense Income” shall have the meaning set forth in Section 4.6.

CCC.         “Licensor” shall have the meaning set forth in the Preamble.

DDD.        “Losses” shall have the meaning set forth in Section 9.1.

EEE.          “Marketing Approval” shall mean all approvals from the relevant Regulatory Authority necessary to manufacture, market and sell a Product in the Territory, including pricing and reimbursement approvals if required for marketing or sale of such Product in a particular jurisdiction in the Territory.

FFF.           “Material Underpayment” shall have the meaning set forth in Section 4.11.

GGG.        “NDA” shall mean in the United States, a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) or if applicable a BLA (as defined herein) filed with the FDA or any successor application thereto, and in any other country or jurisdiction, the equivalent application or submission of approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country or jurisdiction.

HHH.        “Net Sales” shall mean the gross amounts invoiced for sales or other dispositions of Product Candidates or Products by or on behalf of Licensee or any of its Related Parties (each, a “Selling Party”) to Third Parties (other than Related Parties), less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to such Product Candidates or Products by the Selling Party, all in compliance with applicable Accounting Standards, consistently applied by the Selling Party:

i.	normal and customary trade discounts, including trade, cash and quantity discounts or rebates credits or refunds, actually allowed or taken;
ii.	reasonable fees paid to wholesalers, distributors, selling agents (excluding sales representatives of the Selling Party), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to such Product;
iii.	taxes, custom duties or other governmental charges (including any tax, such as a value added or similar tax or government charge, but excluding what is commonly known as income tax) levied on or measured by the billing amount for Products, as adjusted for rebates and refunds;
iv.	charges separately invoiced for freight, insurance, transportation, postage and handling;
v.	credits or allowances actually granted or made for rejection of or return of previously sold Products, including recalls, or for retroactive price reductions and billing errors or for stocking allowances;
vi.	governmental and other rebates (or credits or other equivalents thereof) actually granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers; and
vii.	bad debts or provision for bad debts deductions actually written off during the applicable accounting period following the applicable Accounting Standards used by the Selling Party.

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions). For clarification, sale of Product by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Related Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. Further, transfers or dispositions of Product, without consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority, shall not, in each case of (A) through (D), be deemed sales of such Product for purposes of this definition of “Net Sales.”

III.                “Party” shall have the meaning set forth in the Preamble.

JJJ.               “Patent Certification” shall have the meaning set forth in Section 7.3.

KKK.        “Patent Rights” shall mean (i) patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention); (ii) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, patent term extensions, supplementary protection certificates, results of inter parties, post-grant, or covered business method patent reviews and derivation proceedings, and the like of any such patents and patent applications; and (iii) any and all foreign equivalents of the foregoing throughout the world.

LLL.          “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

MMM.     “Phase II Benchmark” shall mean, with respect to each Product Candidate on a Product Candidate-by-Product Candidate basis, the earliest to occur of the following: (a) receipt of correspondence or other communication by Licensee or its Related Parties from the FDA or other applicable Regulatory Authority in the Territory that Licensee or such Related Party’s clinical research protocol for a Phase 2 human clinical study or the equivalent thereof is approved or cleared or Licensee or such Related Party may proceed to commence a Phase 2 human clinical study or the equivalent thereof; or (b) the dosing of the first subject enrolled in the first Phase 2 human clinical study or the equivalent thereof anywhere in the Territory with respect to such Product Candidate; wherein, “Phase 2” is defined in 21 C.F.R. §312.21(b) of the Act.

NNN.        “Phase III Benchmark” shall mean, with respect to each Product Candidate on a Product Candidate-by-Product Candidate basis, the earliest to occur of the following: (a) receipt of correspondence or other communication by Licensee or its Related Parties from the FDA or other applicable Regulatory Authority in the Territory that Licensee or such Related Party’s clinical research protocol for a Phase 3 human clinical study or the equivalent thereof is approved or cleared or Licensee or such Related Party may proceed to commence a Phase 3 human clinical study or the equivalent thereof; or (b) the dosing of the first subject enrolled in the first Phase 3 human clinical study or the equivalent thereof anywhere in the Territory with respect to such Product Candidate; wherein, “Phase 3” is defined in 21 C.F.R. §312.21(c) of the Act.

OOO.        “Product Candidate” means any Research Candidate that meets all of the following criteria: such Research Candidate (i) is selected by the Research Parties together with Licensee, and provided by or on behalf of the Research Parties to Licensee, for further research and development by Licensee or its Related Parties for one or more Indications under the Development License pursuant to this Agreement; (b) is being actively researched and developed by Licensee or its Related Parties utilizing Commercially Reasonable Efforts to obtain Marketing Approval for such Research Candidate in the applicable country in the Territory on a country-by-country basis pursuant to this Agreement; and (c) has not yet received, but is pending, Marketing Approval in the applicable country in the Territory on a country-by-country basis. Notwithstanding anything otherwise to the contrary herein, in the event that a Product Candidate fails, for any reason at any time, to be actively pursued, as a Product Candidate, for further research and development by Licensee or its Related Parties utilizing Commercially Reasonable Efforts to obtain Marketing Approval thereof in the applicable country in the Territory, or is rejected by an applicable Regulatory Authority for Marketing Approval, then such Product Candidate shall cease to be deemed a Product Candidate hereunder and all Intellectual Property Rights therein shall revert, or otherwise be timely transferred by Licensor at no additional charge, to Licensor.

PPP.           “Product License” shall have the meaning set forth in Section 3.1.

QQQ.        “Product Patent Rights” shall mean Licensor Patent Rights that specifically Cover making, using or selling a Product Candidate or Product for one or more Indications.

RRR.         “Product Sublicense Income” shall mean any consideration in any form received by Licensee or its Affiliates, or any of Licensee’s or its Affiliates’ respective Related Parties or the Affiliates of such Related Parties, in connection with or otherwise attributable to a grant of a sublicense or any other right, license, privilege or immunity (regardless of whether such grantee is a “Sublicensee” as defined in this Agreement) to make, have made, use, have used, research, develop, sell or have sold, offer for sale, market, distribute, import or export Product Candidates or Products, as applicable, but excluding consideration included within Net Sales. Product Sublicense Income shall include without limitation any license signing fee, option fee, license maintenance fee, unearned portion of any minimum royalty payment, distribution or joint marketing fee, research and development, manufacturing, and sales and marketing funding in excess of the cost of performing such research and development, manufacturing, or sales and marketing and any consideration received for an equity interest in, extension of credit to or other investment in Licensee or Licensee’s Affiliates, or any of Licensee’s or its Affiliates’ respective Related Parties or the Affiliates of such Related Parties, to the extent such consideration exceeds the fair market value of the equity or other interest received as determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties.

SSS.           “Product” means, with respect to each applicable country in the Territory on a country-by-country basis, any Product Candidate or Licensee Product Improvement relating thereto that has received all applicable Marketing Approvals in such applicable country to the extent necessary to make, use and sell such Product Candidate or Licensee Product Improvement as a product, or in connection with a service, in such country for one or more Indications.

TTT.          “Project Field” shall mean Coronavirus Project Field, Influenza Project Field or Combination Project Field.

UUU.        “Project” for purposes of this Funding Agreement, shall mean any Project (as such term is defined in the Framework Agreement) undertaken in connection with this Funding Agreement in the Coronavirus Project Field, Influenza Project Field or Combination Project Field.

VVV.        “Quarterly Period” means each period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.

WWW.    “Regulatory Approval” means all technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of INDs, NDAs, BLAs, supplements and amendments, pre- and post- approvals and labeling approvals) of any Regulatory Authority, necessary or useful for the use, development, manufacture and/or commercialization of a pharmaceutical or biopharmaceutical product in a regulatory jurisdiction, including commercially reasonable Price Approvals and commercially reasonable Third Party reimbursement approvals. “Price Approval” means, in any country where an applicable Regulatory Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

XXX.        “Regulatory Authority” shall mean any country, federal, regional, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction, including, without limitation, the FDA.

YYY.        “Regulatory Documentation” shall mean all regulatory applications, registrations, licenses, authorizations and approvals (including all INDs, NDAs, BLAs and Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all reports and documentation in connection with clinical studies or clinical trials (including study reports and study protocols, and copies of all interim study analyses), and all data contained in any of the foregoing, including all INDs, NDAs, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files, in each case related to a Product.

ZZZ.          “Related Party” shall mean each of Licensee’s Affiliates and Licensee’s and its Affiliates’ respective Sublicensees hereunder.

AAAA.   “Research Candidate” means any therapeutic formulation, therapy or prophylactic formulation in a Project Field that meets all of the following criteria: such therapeutic formulation, therapy or prophylactic formulation (a) utilizes the Delivery Technology for use in one or more Indications and (b) is made by or on behalf of the Research Parties in connection with one or more Project Fields under this Funding Agreement. Notwithstanding anything otherwise to the contrary herein, in the event that a Research Candidate fails, for any reason at any time, to be selected upon delivery thereof by the Research Parties to Licensee, or actively pursued, as a Product Candidate for further research and development by Licensee or its Related Parties, then such Research Candidate shall cease to be deemed a Research Candidate hereunder and all Intellectual Property Rights therein shall revert, or otherwise be timely transferred by Licensee and its Related Parties at no additional charge, to Licensor.

BBBB.     “Research Milestone” shall have the meaning set forth in Section 2.3.

CCCC.     “Research Plan” means the research plan prepared by Licensor that is reasonably acceptable to Licensee for further research in the Project Fields.

DDDD.   “Royalty” shall have the meaning set forth in Section 4.8.

EEEE.      “SOW” or “License Agreement” shall mean this Statement of Work and License Agreement for Influenza and Coronavirus Indications, including all Schedules and Exhibits hereto, as it may be amended, supplemented or modified from time to time in accordance with its terms.

FFFF.        “Sublicensee” shall mean a Third Party sublicensee under the Development License or Product License granted by Licensor to Licensee pursuant to Section 3.1 and such Third Party sublicensee’s Affiliates (to the extent such Third Party’s sublicense extends to such Affiliates), whether such Third Party’s sublicense was granted to it directly by Licensee or its Affiliate or indirectly through one or more tiers of sublicense.

GGGG.   “Term” has the meaning set forth in Section 8.1.

HHHH.   “Territory” shall mean worldwide.

IIII.              “Third Party” shall mean an entity other than SRI and its Affiliates, Licensee and its Affiliates, and Licensor and its Affiliates.

Article II

PAYMENTS AND PROJECT FUNDING

2.1                Payments and Funding. In consideration for the rights granted to Licensee in Article III hereto, Licensee shall pay Licensor the amounts specified in this Funding Agreement including as more specifically set forth in this Article II and Schedule B attached hereto and incorporated herein by reference.

(a) Licensee shall pay Licensor within sixty (60) days of the Effective Date a one-time, non-refundable, non-creditable cash payment in the amount equaling Ten Million USD (US$10,000,000.00) (the “Upfront Payment”).

(b) In addition to the Upfront Payment, Licensee shall pay Licensor all Cash Funding payable to Licensor hereunder in the amounts, and in accordance with the payment schedules, set forth in Schedule B (all such Cash Funding, the “Flu-CoV Cash Funding”).

(c) In addition to Flu-CoV Cash Funding, Licensee shall pay to Licensor such additional amounts as may be agreed upon by the Parties in advance in writing and invoiced by Licensor to Licensee in compensation for any unforeseen costs and expenses incurred by the Research Parties in connection with any Research relating to this Funding Agreement (such additional amounts, “Funding for Cost Overruns”); provided, that the Funding for Cost Overruns shall not exceed more than 10% of the total aggregate Flu-CoV Cash Funding received by Licensor under this Funding Agreement (the “Overages Cap”) without Licensee’s prior written approval for such excess cost overruns or overages. For the avoidance of doubt, any unforeseen costs and expenses incurred for any such Research in excess of the Overages Cap shall be compensated by Licensee to Licensor pursuant to a Project Amendment Order as shall be separately agreed upon and duly executed by the Parties. In addition to the foregoing, in the event that the Research Parties document any additional costs or expenses incurred by (or anticipated to be incurred by) the Research Parties in connection with any INTERACT or Pre-IND benchmark for any Product Candidate or Product, which costs and expenses exceed the Funding for Cost Overruns and the Overages Cap payable by Licensor as set forth above, then Licensor and Licensee will enter into good faith discussions to agree upon an additional resource commitment from Licensee to Licensor, which mutual agreement shall be documented in a duly executed Project Amendment Order under this Funding Agreement. Notwithstanding anything to the contrary herein, in the event the Research Parties undertake Research, upon mutual written agreement of Licensor, Licensee and SRI, to support label expansion of any Product Candidates or Products to treat or prevent diseases in humans arising from any Coronaviruses other than SARS-CoV-2 (the “Label Expansion Research”), Licensee shall provide to Licensor, prior to the commencement by the Research Parties of any Label Expansion Research, additional Cash Funding (i.e. in addition to the Flu-CoV Cash Funding set forth in Schedule B as of the Effective Date) for the purpose of funding such Label Expansion Research; provided, that the amount of, payment schedule and other matters relating to, such additional Cash Funding shall be discussed in good faith by the Parties and set forth in a duly executed Project Amendment Order.

(d) In addition to the Flu-CoV Cash Funding, Licensee shall provide or otherwise make available to Licensee and SRI all In-Kind Funding as may be reasonably requested by the Research Parties for any Research relating to this Funding Agreement and agreed upon by the Parties and set forth in the Research Plan. Without limiting the foregoing, In-Kind Funding shall include any and all In-Kind Funding provided or otherwise made available by Licensee under the Framework Agreement or any other Funding Agreement to the extent such In-Kind Funding may be necessary or useful for the Research Parties to undertake any Research relating to this Funding Agreement. In-Kind Funding provided in connection with this Funding Agreement may be located at the facilities of Licensee, Licensor, SRI or any Third Party as may be agreed upon in writing by the Parties. Prior to the use of any In-Kind Funding in connection with this Funding Agreement, the Parties shall first discuss and execute all applicable ancillary agreements as may be required in connection with the provision or utilization of such In-Kind Funding in connection with this Funding Agreement including without limitation such ancillary agreements as may be required to further clarify (i) the terms of use of such In-Kind Funding including any such terms of use required by applicable Third Party providers of such In-Kind Funding and (ii) the allocation of intellectual property rights or the allocation of liabilities between the Parties relating to the use of such In-Kind Funding.

2.2                Timeline. Licensee shall provide Flu-CoV Cash Funding (as forth in Section 2.1(b) and Schedule B) and In-Kind Funding in connection with this Funding Agreement, for twenty-four (24) months commencing with the Effective Date of this Funding Agreement (such 24-month term, as may be extended from time to time or earlier terminated in writing by the Parties pursuant to this Funding Agreement, the “Funding Term”).

2.3                Timeline Extension. In the event that the Research Parties determine that they will not be able to achieve a particular milestone set forth in the Research Plan by the date, or within the budget, set forth therein (each, a “Research Milestone”), Licensor may request a revision to the applicable time period or budget, and Licensee shall enter into good faith discussions with Licensor regarding any such revision in such time period or the budget whenever requested in writing by Licensor at least one month prior to the expiration of the applicable time period and supported by evidence of technical difficulties or delays, or need for additional resources in pre-clinical studies including as related to preparing for regulatory processes (e.g. preparation of INTERACT or pre-IND after which Licensee will take responsibility for further research and development of the applicable Product Candidate), that Licensor could not have reasonably avoided or are otherwise outside of Licensor’s reasonable control. The Parties shall enter into discussion in good faith and shall use their best efforts to agree to any revision to a Research Milestone. Upon mutual written agreement of any such revision to a Research Milestone in conformity with the internal approval policies of each Party, such revision shall constitute a Project Amendment Order under this Funding Agreement as set forth in further detail in Section 2(b) of, and other terms relating to Project Amendment Orders in, the Framework Agreement. In the event that the Parties are unable to come to an agreement on additional funding or an appropriate extension for the particular Research Milestone as contemplated by this Section 2.3 within ninety (90) days of the initiation (by delivery of written notice) of good faith discussions, then this Agreement will remain in place, the Development License and Product License granted in Section 3.1 and all other rights granted to Licensee under this Agreement will become non-exclusive with respect to the applicable Research Candidates, and Licensor will be entitled to seek additional licensees or partners with respect to such Research Candidates.

2.4                Benchmark Payments. In addition to the Upfront Payment, Flu-CoV Cash Funding, Funding for Cost Overruns, In-Kind Funding and any other amounts payable by Licensee under this Funding Agreement, Licensee shall make the following benchmark payments (each, a “Benchmark Payment”) to Licensor as set forth below for each Product Candidate on a Product Candidate-by-Product Candidate basis, or each Product on a Product-by-Product basis, as applicable for each Project Field on a Project-Project Field-by-Project-Project Field basis:

(a)                 within forty-five (45) days following the first occurrence of the earlier of the Phase II Benchmark or the Phase III Benchmark for such Product Candidate for Coronavirus Indication, Licensee shall make a one-time, non-creditable, non-refundable payment of Five Million USD (US$5,000,000.00) to Licensor; and

(b)                within forty-five (45) days following the first occurrence of the earlier of the Phase II Benchmark or the Phase III Benchmark for such Product Candidate for Influenza Indication, Licensee shall make a one-time, non-creditable, non-refundable payment of Five Million USD (US$5,000,000.00) to Licensor; and

(c)                 within forty-five (45) days following the first occurrence of the earlier of the Phase II Benchmark or the Phase III Benchmark for such Product Candidate for Combination Indication, Licensee shall make a one-time, non-creditable, non-refundable payment of Ten Million USD (US$10,000,000.00) to Licensor; and

(d)                within forty-five (45) days following the first occurrence of the earlier of Emergency Use Authorization or First Commercial Sale for such Product Candidate for Coronavirus Indication, Licensee shall make a one-time, non-creditable, non-refundable payment of Five Million USD (US$5,000,000.00) to Licensor; and

(e)                 within forty-five (45) days following the first occurrence of the earlier of Emergency Use Authorization or the First Commercial Sale for such Product Candidate for Influenza Indication, Licensee shall make a one-time, non-creditable, non-refundable payment of Five Million USD (US$5,000,000.00) to Licensor; and

(f)                  within forty-five (45) days following the first occurrence of the earlier of Emergency Use Authorization or First Commercial Sale for such Product Candidate for Combination Indication, Licensee shall make a one-time, non-creditable, non-refundable payment of Ten Million USD (US$10,000,000.00) to Licensor.

For the avoidance of doubt, in the event Emergency Use Authorization or First Commercial Sale for a Product Candidate is achieved with respect to any applicable Indication prior to, or without requiring the achievement of the Phase II Benchmark or Phase III Benchmark, then the amounts set forth in Section 2.4(a), (b) or (c) shall be immediately payable with respect to such Product Candidate in the applicable Indication together with the corresponding amount set forth in Section 2.4(d), (e) or (f). Solely by way of example, in the event a Product Candidate in the Influenza Field is not required to meet the Phase II Benchmark or Phase III Benchmark prior to Marketing Approval, then the amounts set forth in Section 2.4(b) as well as the amount set forth in Section 2.4(e) shall be payable.

Article III

LICENSE GRANT

3.1                License Grant from Licensor. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee (a) an exclusive license, with the right to sublicense to Sublicensees, under the Licensed Product Rights to research and develop Product Candidates in one or more Project Fields in the Territory during the term of this Agreement (the “Development License”); and (b) an exclusive (even as to Licensor) license, with the right to sublicense to Sublicensees, under the Licensed Product Rights to use, sell, have sold, make, have made, offer for sale, or import Products in one or more Indications in the Territory (the “Product License”) during the term of this Agreement. Licensee shall not exploit the Licensed Product Rights except as expressly permitted under the Development License or Product License, as applicable, as set forth herein. For the avoidance of doubt, the Parties acknowledge and agree that Improvements, if any, made to and embodied in Product Candidates or Products in any Project Fields, regardless of inventorship, to the extent Controlled by a Party shall themselves be deemed Product Candidates or Products, respectively, and shall be subject to the Development License and Product License as set forth in this Section 3.1 and the Grant-back License set forth in Section 8.6(c).

3.2                Term of License Grant. The term of the Product License shall be perpetual, unless terminated in accordance with provisions in this Agreement.

3.3                Sublicensing. Each sublicense granted under the Licensed Product Rights shall be subject to the terms and conditions of this Agreement applicable to Licensee. Licensee shall ensure each Sublicensee’s compliance with all terms and conditions of this Agreement applicable to such sublicense and shall be liable for any and all breaches by such Sublicensee of the terms and conditions of this Agreement. Licensee shall provide, or cause to be provided, to Licensor a copy of each sublicense under the Licensed Product Rights at least ten (10) Business Days prior to execution thereof.

3.4                Effectiveness. The provisions of this Agreement, including the license grants and assignments in this Article III, shall become effective on the Effective Date.

3.5                No Implied Licenses. Only those licenses expressly granted in this Agreement have effect. No license or other Intellectual Property Right or other intellectual property interest is granted by implication or any method that is not expressly provided for herein. Without limiting the foregoing, Licensor retains all rights in all Licensed Product Rights and other Licensor IP Rights not expressly granted to Licensee, and Licensee retains all rights in Licensee IP Rights not expressly granted to Licensor, hereunder.

3.6                Retained Rights. Each of Licensor and SRI will retain rights in the Licensed Product Rights to the extent necessary to perform its obligations under this Agreement.

3.7                Subcontracting by the Research Parties. Each of Licensor and SRI may sublicense such rights and may subcontract such obligations to the extent deemed appropriate by the applicable Research Party; provided, that Licensor will keep Licensee reasonably informed of the delegation of any material portion of the Licensor’s obligations hereunder. It will be Licensor’s duty to ensure that any person or entity to which obligations are delegated are qualified to perform the obligations delegated. No delegation of obligations permitted under this Section 3.5 will relieve the Research Parties of their respective obligations under this Agreement.

3.8                License Back. Licensee shall, and hereby does, grant to Licensor a fully paid-up, perpetual, irrevocable, transferrable, with the right to sublicense (through multiple tiers), right and license to the Licensee IP Rights and the Licensee Technology to research, develop, use, sell, have sold, make, have made, offer for sale, import and otherwise commercialize products, services, methodologies techniques other than Products or otherwise outside of the Project Fields.

Article IV

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

4.1                Responsibility. During the Funding Term, pre-clinical development (including IND enabling studies) and other activities with respect to Product Candidates to the extent set forth in the Research Plan, shall be the responsibility of SRI and Licensor, as applicable. SRI and Licensor will have the ability to utilize any facilities that they determine would be appropriate for the performance of their obligations under the Research Plan and will be permitted to collaborate or subcontract obligations, in each case, as either deems appropriate. During the Funding Term, SRI and Licensor, as applicable, shall be responsible for preparing and submitting, at Licensee’s expense, all required regulatory filings in connection with obtaining and maintaining Regulatory Documentation with respect to Product Candidates prior to IND submission in each applicable Product Field in the Territory in accordance with the Research Plan. Following the Funding Term, Licensee (itself or, at its sole discretion, with or through its Related Parties) shall be solely responsible, at Licensee’s sole expense, for development (including pre-clinical and clinical development), registration, obtaining all Regulatory Approvals and Marketing Approvals and for commercialization of (including marketing, promoting, selling, distributing and determining pricing for) Product Candidates and Products, as applicable, for one or more Indications in the Territory. After the Funding Term, Licensee (itself or, at its sole discretion, with or through its Related Parties) shall be solely responsible for preparing and submitting all required regulatory filings in connection with obtaining and maintaining Regulatory Documentation and Marketing Approvals with respect to Product Candidates and Products, as applicable, in the Project Fields in the Territory. Licensee shall provide any Regulatory Documentation that is to be filed with a Regulatory Authority for review by Licensor at least sixty (60) days prior to the required submission date. Licensor shall use its best efforts in good faith to cooperate with Licensee in Licensee’s efforts to obtain any clearances or approvals needed from Regulatory Authorities to develop, test, market, produce and sell the Product Candidates or Products, as applicable. Licensee shall consider any comments made by Licensor to the Regulatory Documentation in good faith and shall not unreasonably disregard any such comments. Licensee shall remove all Confidential Information of Licensor or SRI from such filings at Licensor’s or SRI’s reasonable request.

4.2                Diligence. During the Funding Term, SRI and Licensor shall use Commercially Reasonable Efforts in good faith to achieve the Research Milestones set forth in the Research Plan. Licensee shall use Commercially Reasonable Efforts to support SRI and Licensor in the achievement of such Research Milestones. Licensee shall timely satisfy all funding commitments of Licensee set forth herein. Following the Funding Term, Licensee (itself or with or through its Related Parties) shall use Commercially Reasonable Efforts to actively (a) develop, seek Marketing Approval for, commercialize and sell Product Candidates or Products, as applicable, under the Development License and Product License, as applicable; (b) develop, prepare and maintain the Regulatory Documentation; (c) prepare and develop the manufacturing process for the Product Candidates and Products, as applicable, under the Development License and Product License, as applicable. Licensee shall exercise its rights (including without limitation the Development License and Product License) and perform its obligations under this Agreement including with respect to all Product Candidates and Products, all in accordance with all Applicable Laws. In the event that Licensee or its applicable Related Parties suspend, or cease to use, Commercially Reasonable Efforts to actively develop and commercialize a Product Candidate or Product, as applicable, in any Indication for longer than one (1) year, then Licensor shall have the right to amend and convert the exclusive Development License and Product License set forth in Section 3.1 into non-exclusive licenses with respect to such Product Candidate or Product, as applicable, in such Indication upon written notice thereof to Licensee.

4.3                Manufacturing. Other than as agreed in writing by the Parties and as set forth in the Research Plan, Licensee shall be responsible for manufacturing or having manufactured Products for development and commercialization pursuant to the Development License and Product License. Licensee will ensure that all such manufacturing activities are performed in accordance with Applicable Law, including, to the extent applicable, current Good Manufacturing Practices, and the relevant specifications for each Product Candidate or Product, as applicable.

4.4                Reports. Upon Licensor’s request furnished no more than twice per calendar year, representatives of Licensor and Licensee having relevant scientific, regulatory, intellectual property, development or commercial expertise, as relevant to the topics under consideration, will meet to discuss the progress of development and commercialization activities with respect to Product Candidates and Products, as applicable. Comments and suggestions furnished by Licensor shall not be unreasonably rejected.

4.5                Records. Licensee shall maintain, or cause to be maintained, complete and accurate records of all development work conducted by or on behalf of Licensee with respect to Product Candidates and Products (including, without limitation, with respect to manufacturing Product Candidates and Products), including all results, data, inventions and developments made in the performance of such development work. All such records maintained shall be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Licensee shall provide all such records to Licensor upon its reasonable request. In addition, and without limitation upon the foregoing, Licensor shall have the right to inspect and audit the facilities, including books and records, of Licensee or its Related Parties (including Licensee’s or its Related Parties’ third party manufacturing, development and other contractors), using personnel or consultants of its choice to which Licensee has no reasonable objection, to the extent related to the performance of Licensee’s obligations hereunder. Any such audit or inspection shall be conducted no more than once during any calendar year and shall be subject to reasonable undertakings of confidentiality.

4.6                Licensor Sublicense Income. In addition to any other amounts payable by Licensee under this Funding Agreement, Licensee shall pay to Licensor the following non-refundable, non-creditable amounts that constitute the applicable portion payable to Licensor of any Product Sublicense Income payable in turn to Licensee or its Affiliates in connection with any Product Candidates, Products, Projects or otherwise any rights granted to Licensee under this Funding Agreement (all such amounts payable to Licensor, “Licensor Sublicense Income”); provided, that, Licensor Sublicense Income shall be payable to Licensor with respect to each (i) Product Candidate on a Product-Candidate-by-Product-Candidate basis or (ii) Product on Product-by-Product basis, as applicable:

(a)                 Twenty Percent (20%) of all Product Sublicense Income payable in connection with such Product Candidate or Product, as applicable, with respect to such portion of such Product Sublicense Income that equals up to but is less than Two Billion USD;

(b)                Seventeen and One-Half Percent (17.5%) of all Product Sublicense Income payable in connection with such Product Candidate or Product, as applicable, with respect to such portion of such Product Sublicense Income that exceeds Two Billion USD but is less than or equal to Two Billion Seven Hundred Million USD; and

(c)                 Fifteen percent (15%) of all Product Sublicense Income payable in connection with such Product Candidate or Product, as applicable, with respect to such portion of such Product Sublicense Income that exceeds Two Billion Seven Hundred Million USD but is less than or equal to Three Billion Two Hundred Million USD; and

(d)                Twelve and One-Half percent (12.5%) of all Product Sublicense Income payable in connection with such Product Candidate or Product, as applicable, with respect to such portion of such Product Sublicense Income that exceeds Three Billion Two Hundred Million USD but is less than or equal to Four Billion USD; and

(e)                 Ten percent (10%) of all Product Sublicense Income payable in connection with such Product Candidate or Product, as applicable, with respect to such portion of such Product Sublicense Income that exceeds Four Billion USD.

4.7                Payment Schedule for Product Sublicense Income. Payments of Licensor Sublicense Income will be due within thirty (30) days of the date such Product Sublicense Income is paid to Licensee or its Affiliates and will be accompanied by documentation in a form reasonably acceptable to Licensor in sufficient detail to permit confirmation of the accuracy of the payment made with respect to any and all Licensor Sublicense Income payable under this Funding Agreement.

4.8                Royalties; Royalty Payment; Royalty Reports.

(a)                 Commencing with the First Commercial Sale of a Product and continuing for such period of time as Licensee and its Related Parties exercise any rights under the Product License with respect to such Product (the “Royalty Term,” with respect to such Product), Licensee shall pay to Licensor within thirty (30) days of the end of each Quarterly Period a royalty of three percent (3%) of Net Sales of such Product in the Territory during such Quarterly Period for any Indication (“Royalty,” with respect to such Product). The Parties acknowledge the unique characteristics and value of the Licensed Know-How Rights and have agreed to the royalty obligation based on such Licensed Know-How Rights as well as on the Product Patent Rights.

(b)                Licensee shall pay to Licensor a Royalty during the Royalty Term for each Product on a Product-by-Product basis. All Royalties payable under this Section 4.8 shall be calculated and reported for each Quarterly Period for each Product, on a Product-by-Product, country-by-country, basis commencing with the First Commercial Sale of each such Product, and shall be paid within thirty (30) days after the end of the subject Quarterly Period. Each payment of Royalties shall be accompanied by a report of Net Sales of all Products by Licensee and Related Parties in sufficient detail to permit confirmation of the accuracy of the payment made, including gross sales and Net Sales of all Products on a Product-by-Product basis, the deductions from gross sales (by permitted category as set forth in the definition of Net Sales).

4.9                Exchange Rate; Manner and Place of Payment. All payment amounts in this Agreement are expressed in United States Dollars (“USD” or “US$” or “$”), and all payments hereunder shall be payable in USD. When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the average of the interbank rates of exchange for such currency as reported at OANDA.com, or should such rates cease to be published by OANDA, a successor or replacement agreed upon by the parties, during the calendar quarter for which payment is due. All payments owed under this Agreement shall non-creditable and non-refundable and will be made by wire transfer in immediately available funds to the bank and account designated in writing by Licensor.

4.10             Income Tax Withholding. Licensor will pay any and all taxes levied on account of any payments made to it under this Agreement. If Licensee is advised in writing by its attorneys or accountant that Licensee is required to withhold any portion of any payment made to Licensor under this Agreement, Licensee shall (a) deduct such taxes from the payment made to Licensor, (b) timely pay the taxes to the proper taxing authority, (c) send proof of payment to Licensor and certify its receipt by the taxing authority within 30 days following such payment, (d) reasonably cooperate with Licensor, if requested, to obtain available reductions, credits or refunds of such taxes and (e) provide Licensor a copy of such written advisement or instructions at least thirty (30) days, or such shorter period as reasonably practicable given the timing of the subject advice or instructions received by Licensee, in advance of such withholding. Without limiting the generality of the foregoing, upon request by Licensor, Licensee shall provide Licensor such information in Licensee’s possession as may be reasonably necessary for Licensor to obtain the benefit of any present or future treaty against double taxation which may apply to payments made to Licensor under this Agreement.

4.11             Audits. Licensee shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Licensor to confirm the accuracy of all royalty payments due hereunder for at least seven (7) full calendar years following the end of the calendar year to which they pertain. Licensor shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to Licensee to audit such records solely to confirm Net Sales and royalties for a period covering not more than the preceding three (3) full calendar years. No calendar year shall be subject to audit under this section more than once. Such audits may be exercised during normal business hours upon reasonable prior written notice of not less than sixty (60) days to Licensee in the location where the records are maintained. The auditor will send a copy of the report to Licensee at the same time it is sent to Licensor. The report sent to both Parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Licensor shall bear the full cost of such audit unless such audit discloses an underpayment by Licensee of more than ten percent (10%) of the amount due for any calendar quarter (a “Material Underpayment”) under this Agreement, in which case, Licensee shall bear the full cost of such audit and shall promptly remit to Licensor the amount of such Material Underpayment. If either (a) a Material Underpayment is found or (b) an independent auditor determines that there are insufficient records to support the calculation of the royalty payments due under this Agreement, then Licensor shall have the right, at its expense, to audit Licensee quarterly for the two calendar years succeeding the applicable triggering event. If any subsequent audit contemplated by the previous sentence reveals a Material Underpayment, the cost of such subsequent audit shall be borne by Licensee.

Article V

PUBLICITY

5.1                Licensee Publications. Licensee and its Affiliates shall have the right to publish the results of development activities, including clinical studies and clinical trials, with respect to the Product Candidates and Products, as applicable, in the applicable Project Field with the consent of Licensor and SRI, which consent shall not be unreasonably withheld. Licensee and its Affiliates shall have no right to publish or otherwise disclose any Information relating to the Delivery Technology without the Research Parties prior written consent. Licensor shall have the right to review and comment on any material proposed for disclosure or publication by Licensee or its Affiliate, such as by oral presentation, manuscript or abstract that includes Confidential Information of Licensor and Licensor’s comments shall not be unreasonably rejected. Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below) by Licensee, Licensee shall deliver a complete copy to Licensor at least 60 days prior to submitting the material to a publisher or initiating such other disclosure, and Licensor shall review any such material and give its comments to Licensee within 30 days of the delivery of such material to Licensor which comments shall be considered by Licensee in good faith. With respect to oral presentation materials and abstracts, Licensee shall deliver a complete copy to Licensor at least 20 business days prior to the anticipated date of the presentation, and Licensor shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Licensee with appropriate comments, if any, but in no event later than 7 business days from the date of delivery to Licensor which comments shall be considered by Licensee in good faith. In addition, Licensee shall comply, or cause its Affiliate to comply (as applicable), with Licensor’s requests to delete references to Licensor’s Confidential Information in any such material and, if applicable, agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of preparing and filing appropriate patent applications.

5.2                Publicity; Press Releases. Licensee shall issue a press release reasonably acceptable to Licensor concerning this Agreement and shall file such press release within the time required by the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Other than the foregoing disclosure and such other subsequent disclosure required by the Exchange Act or Applicable Laws, no Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Parties, which shall not be unreasonably withheld or delayed; provided that each Party as permitted by the Authorized Officer may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, respond to queries by any exchange on which such Party’s securities are traded, or issue press releases, so long as any such public statement, response, or press release is not inconsistent with prior public disclosures or public statements made in accordance with this Section 5.2 and which do not reveal Confidential Information about the other Party. In the event of any required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall use reasonable efforts to provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text, unless the proposed text is substantially the same as that used in any prior public disclosure, press release or public statement made in accordance with this Section 5.2.

Article VI

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

6.1                Licensor and SRI Representations and Warranties. Licensor represents and warrants to Licensee that:

(a)                 Licensor (i) is as of the Effective Date, the sole and exclusive owner of, or Controls, all right, title and interest in and to the Product Patent Rights and has the right to grant the Development License and Product License that it purports to grant in Section 3.1 (including, without limitation, that Licensor has not entered into any undertaking that limits, nor is subjected to any constraints that limit, its rights or freedom to grant the Development License and Product License) without any lien, security, encumbrance or third party rights or obligations; and (ii) has not granted as of the Effective Date and will not grant during the term of the Agreement to any Third Party any license or other right under the Licensed Product Rights that conflicts with or limits the Development License or Product License.

(b)                the manufacture, use, sale, offer for sale or import of Product does not, to Licensor’s knowledge as of the Effective Date, Infringe any patent, trade secret, or any other intellectual property or proprietary right of any Third Party, and Licensor has not received written, oral or other notice from any Third Party claiming that the manufacture, use, sale, testing, offer for sale or import of any Product would Infringe the patent or other intellectual property rights of any Third Party, nor to Licensor’s knowledge is there a reasonable basis for any such claim;

(c)                 there are no claims, judgments or settlements against or owed by Licensor (or any of its Affiliates) with respect to the Licensed Product Rights, and Licensor is not a party to any legal action, suit or proceeding relating to the Licensed Product Rights, nor has Licensor received any written, oral or other communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding or any other claim or proceeding alleging the unpatentability or unenforceability of any Product Patent Rights and to Licensor’s knowledge there is no prior art or other information that would materially and adversely affect the validity, enforceability, scope or patentability of the Product Patent Rights; in each case, as of the Effective Date;

(d)                the grant of the licenses and rights granted by Licensor, and its performance of its obligations under this Agreement, do not require the consent, approval, or authorization of any Regulatory Authority (except as may be contemplated by this Agreement and/or the Research Plan, e.g., an approval would be required for an IND) or Third Party or require or incur any payment or any consideration to any Third Party in exchange for a consent.

6.2                Licensee Representations and Warranties. Licensee hereby represents and warrants to Licensor that:

(a)                 As of the Effective Date, Licensee has the financial and operational capacity to make the payments required of it under this Agreement due on the Effective Date.

6.3                Mutual Representations and Warranties. Each Party represents and warrants to each other Party as of the Effective Date that:

(a)                 such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)                this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

(c)                 the performance of this Agreement by it does not create a breach or default under any other agreement to which it is a Party;

(d)                the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

6.4                Mutual Covenants. In addition to any covenants made by a Party elsewhere in this Agreement, each Party hereby covenants to each other Party as follows:

(a)                 neither such Party nor any of its Affiliates or permitted sublicensee will employ or use the services of any Person who is debarred or disqualified under any federal, state or local laws in the United States, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to any Product; and in the event that such Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party or any of its Affiliates with respect to any activities relating to any Product, such Party will immediately notify the other Party in writing and such Party will cease, or cause its Affiliate or sublicensee to cease (as applicable), employing, contracting with, or retaining any such person to perform any services relating to any Product;

(b)                neither such Party nor any of its Affiliates nor permitted sublicensees will, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through third parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its Affiliates and permitted sublicensees, nor will such Party or any of its Affiliates or permitted sublicensees directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement; and

(c)                 neither such Party nor any of its Affiliates or permitted sublicensees (or any of their respective employees and contractors), in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement, shall cause any other Party to be in violation of the FCPA or Export Control Laws.

6.5                SRI Covenant. In consideration for the portion of Cash Funding to be distributed to SRI by or on behalf of Licensor, SRI hereby (a) covenants to Licensor and Licensee that it shall provide Licensor with the development services contemplated by this Agreement under the Research Plan during the Funding Term and (b) assigns to Licensor all of SRI’s right, title and interest in or to any Patent Rights, Know-How Rights or other Intellectual Property Rights or Technology that (a) would be necessary or useful to research, develop, manufacture or commercialize a Research Candidate in the Project Field, (b) SRI Controls as of the Effective Date or (ii) SRI develops any right, title or interest in or to as a result of its performance of the Research Plan either alone or jointly with any other Person.

6.6                ROFN, ROFR and Reimbursement regarding Ancillary Inventions. For purposes of this Section 6.6, an “Ancillary Invention” shall mean a novel invention that meets all of the following criteria: such novel invention (i) is necessary or useful to practice the Licensee Technology in the Indications, (ii) is made by Licensor hereunder during the Funding Term in the course of conducting a Project using the Flu-CoV Cash Funding paid by Licensee, (iii) is not Covered by, and is not necessary or useful to practice, any Licensor IP Rights (including without limitation any Delivery Technology or Delivery Technology Patent Rights) and (iv) is Controlled by Licensor without any obligation to any Third Party. The Parties hereby agree that, as between the Parties, Licensor shall exclusively own all rights, title and interest in and to any Ancillary Inventions.

(a)                 Right of First Negotiation. During the six (6) month period following receipt by the Licensee of a notification that the Licensor has created any Ancillary Inventions (the “ROFN Period”), Licensor shall engage in good faith negotiations with Licensee to enter into a definitive written agreement setting forth the terms and conditions on which Licensee would be permitted to license such Ancillary Inventions in the Territory (the “New License Agreement”). If the Parties are not able to enter into the New License Agreement during the ROFN Period, then Licensor may enter into negotiations with any Third Party regarding such rights.

(b)                         Right of First Refusal. If, at any time during the term of this Agreement after expiration of the ROFN Period, Licensor executes a term sheet with, or receives a bona fide final written offer from, a Third Party for a transaction involving the grant of a license for any Ancillary Inventions, (each a “Third-Party Offer”), Licensor shall within three (3) Business Days following receipt of the Third-Party Offer, notify Licensee in writing (the “Offer Notice”) of the material financial and other terms and conditions of such Third-Party Offer to the extent relating solely to such Ancillary Inventions, including, without limitation, the price, territory and duration of the license to such Ancillary Inventions, subject to Licensor’s obligations of confidentiality to such Third Party. Such Offer Notice will constitute an offer made by Licensor to enter into an agreement with Licensee on the same material terms as such Third-Party Offer (the “ROFR Offer”). At any time before the expiration of a ten (10) day period following the Licensee’s receipt of the Offer Notice (the “Exercise Period”), Licensee may accept the ROFR Offer by delivery to Licensor of written notice of acceptance executed by Licensee and shall be deemed legally bound to perform the obligations of Licensee as set forth in such accepted ROFR Offer; provided, that in the event Licensee thereafter declines for any reason to timely enter into a definitive agreement with Licensor with respect to such accepted ROFR Offer, Licensee shall hold Licensor harmless against any losses incurred by Licensor in connection thereto or in reliance on such acceptance. If, by expiration of the Exercise Period, Licensee has not accepted the ROFR Offer, Licensor may consummate the proposed transaction with the Third Party identified in the applicable Offer Notice, on material terms that are the same or more favorable to Licensor as set forth in the Offer Notice. If such Third Party transaction is not consummated, the terms and conditions of this Section 6.6(b) will continue to apply to any future Third-Party Offers made during the term of this Agreement.

(c)                          Proportionate Reimbursement of Cash Funding. If Licensor enters into a Third Party Agreement pursuant to Section 6.6(b) at any time prior to the Licensee Reimbursement Date (as defined below), then Licensor shall reimburse to Licensee a proportionate amount of the Flu-CoV Cash Funding earlier paid by Licensee to Licensor hereunder in connection with the applicable Project giving rise to such Ancillary Invention; provided, that (i) the amount of such reimbursement shall not exceed 50% of such Flu-CoV Cash Funding; and (b) the payment schedule for such reimbursement shall be determined based on good faith negotiations between the Parties and shall not occur prior to Licensor’s receipt in turn of payment of such amount by such Third Party under such Third Party Agreement. For purposes of this Section 6.6(c), “Licensee Reimbursement Date” shall mean the date on which Licensee’s out-of-pocket costs due to Licensee’s earlier payments to Licensor of Flu-CoV Cash Funding hereunder are fully reimbursed to Licensee as a result of Licensee’s receipt of Product Sublicense Income or Net Sales or other amounts covering such out-of-pocket costs or otherwise relating to Product Candidates or Products.

Article VII

INTELLECTUAL PROPERTY

7.1                Ownership.

(a)                 As amongst the Parties (i) Licensor is and shall at all times be the sole and exclusive owner of all right, title and interest in and to all Licensor IP Rights (including without limitation the Product Patent Rights and the Delivery Technology Patent Rights), subject to the license rights granted to Licensee with respect to Product Patent Rights under the Development License and Product License in Article III of this Agreement; and (ii) Licensee is and shall at all times be the sole and exclusive owner of all right, title and interest in and to all Licensee IP Rights, subject to the license rights granted to Licensor under the Grant-back License as set forth below in Section 8.6(c) of this Agreement.

(b)                Licensee hereby assigns to Licensor any and all rights, title and interest of Licensee or Licensee’s Affiliates in and to the Licensor IP Rights. Licensee shall ensure that each Sublicensee (if any) assigns to Licensor any and all rights, title and interest of such Sublicensee and its Affiliates in and to the Licensor IP Rights. Licensee shall, and shall ensure that its Sublicensees, execute all necessary documents and instruments and undertake all other actions as may be necessary or reasonably useful for Licensor to perfect its rights in and to the Licensor IP Rights. Each Party shall be liable with respect to its own employees for compliance with any applicable legislation and its own policies concerning employee inventions, including payment of employee invention awards (if any). Each Party shall execute, acknowledge and deliver such further documents and instruments and perform all such other acts as may be necessary or appropriate in order to effectuate this Section 7.1(a) and (b).

7.2                Patent Prosecution and Maintenance.

(a)                 Licensor Patent Rights; Product Patent Rights Licensor shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Licensor Patent Rights and Product Patent Rights by counsel of its choice. In the event that Licensor desires to abandon or cease prosecution or maintenance of any Product Patent Right in the Territory, Licensor shall provide written notice to Licensee of such intention to abandon no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to such Product Patent Right in the relevant patent office. In such case, upon receipt of a written request by Licensee to assume responsibility for prosecution and maintenance of such Product Patent Right, Licensor shall allow Licensee at its sole cost and expense and by counsel of its own choice, delivered no later than fifteen (15) days after receipt of notice from Licensee to assume such responsibility.

(b)                Joint Patent Rights. Licensor shall have the first right, but not the obligation, to prepare, file, prosecute and maintain all Joint Patent Rights by counsel of its choice. Licensor shall keep Licensee reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patent Rights, and shall provide to Licensee copies of all material patent office submissions within a reasonable amount of time following submission thereof by Licensee. In the event that Licensor desires to abandon or cease prosecution or maintenance of any Joint Patent Right, Licensor shall provide written notice to Licensee of such intention to abandon promptly after Licensee makes such determination, which notice shall be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to such Joint Patent Right in the relevant patent office. In such case, Licensee shall have the right, in its discretion, exercisable upon written notice to Licensor delivered no later than fifteen (15) days after receipt of notice from Licensor, to assume responsibility for prosecution and maintenance of such Joint Patent Right, at its sole cost and expense and by counsel of its own choice.

(c)                 Direction from Licensee. Licensee may suggest specific claim scope and countries in which it believes patent protection may be of value in view of its marketing or business strategy for Products. If Licensee wishes Licensor to pursue patent protection for any Product Patent Rights in a county or region in which Licensor elects not to file (in its sole discretion), Licensee may suggest that Licensor pursue such patent protection at Licensee’s sole cost and expense (including all prosecution costs and maintenance fees).

(d)                Licensee Patent Rights. Licensee shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Licensee Patent Rights by counsel of its choice. In the event that Licensee desires to abandon or cease prosecution or maintenance of any Licensee Patent Right, Licensor shall provide written notice to Licensor of such intention to abandon no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to such Licensee Patent Right in the relevant patent office. In such case, upon receipt of a written request by Licensor to assume responsibility for prosecution and maintenance of such Licensee Patent Right, Licensee shall allow Licensor at its sole cost and expense and by counsel of its own choice, delivered no later than fifteen (15) days after receipt of notice from Licensor to assume such responsibility.

(e)                 Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of the applicable Patent Rights under this Agreement and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates and the like with respect to any Patent Right as well as in registering the licenses granted hereunder with the applicable authorities. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the ownership of the applicable Inventions and applicable Patent Rights by the applicable Party or Parties as set forth this Article VII, and to enable the applicable Party to apply for and to prosecute patent applications in any country in accordance with the foregoing provisions of this Article VII; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

7.3                Enforcement and Defense of Patent Rights. Each Party shall notify the other Party in writing within 10 Business Days (except as expressly set forth below) of becoming aware of any actual, alleged or threatened Infringement by a Third Party of any of the Product Patent Rights or Licensee Patent Rights or Joint Patent Rights, including (x) any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of a Product, (y) any certification filed in the United States under 21 U.S.C. §355(b)(2), 21 U.S.C. §355(j)(2) or 42 U.S.C. § 262(l) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the United States or a comparable application for Marketing Approval under Applicable Law in any country other than the United States), biosimilar application or other NDA for a Product (a “Patent Certification”), and (z) any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing a Product alleging the invalidity, unenforceability or non-infringement of any of the Product Patent Rights or Licensee Patent Rights or Joint Patent Rights ((x)-(z), collectively, “Competitive Infringement”); provided, that each Party shall notify the other Party of any Patent Certification regarding any Product Patent Right that it receives, and such Party shall provide the other Party with a copy of such Patent Certification, within five (5) Business Days of receipt. In addition, Licensor shall notify Licensee within ten (10) Business Days of becoming aware of any actual, alleged or threatened Infringement by a Third Party of any Product Patent Rights in the Territory.

(a)                 Competitive Infringement.

(i)                  Licensee shall have the first right, but not the obligation, to bring or defend and control any action or proceeding with respect to Competitive Infringement (including to defend any declaratory judgment action or claim) of a Product Patent Right that Covers a Product Candidate or Product, at Licensee’s own expense and by counsel of its own choice. Licensor will join as a party to any such suit or action as necessary. Notwithstanding the preceding, to the extent strategic or other decisions or actions with respect to any such proceeding are reasonably likely to have a potential impact on Licensor Patent Rights or Product Patent Rights to the extent such impact is not specifically related to a Product Candidate or Product, Licensee shall consult with Licensor prior to making any such decision or taking any such action and will not take such action without the written consent of Licensor, which shall not be unreasonably withheld, delayed or denied. Each Party will recover any of its expenses incurred in connection with the subject infringement claim from amounts recovered. Licensee shall be entitled to retain any compensation or other damages or recovery recovered from any action related to Competitive Infringement brought by Licensee (“Licensee Infringement Compensation”) to the extent relating specifically to a Product Candidate or Product; provided, that Licensee shall pay to Licensor all Royalties payable to Licensor under Article II of this Agreement as if Licensee Infringement Compensation constituted Net Sales.

(ii)                If Licensee fails to bring any such action or proceeding with respect to Competitive Infringement of any Product Patent Right within ninety (90) days (or such shorter period of time as may be reasonably required to avoid the loss or impairment of any legal rights with respect to such Competitive Infringement) following the notice of alleged Competitive Infringement, Licensor shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Licensor shall be entitled to retain all amounts recovered from any action brought by Licensor pursuant to this Section 7.3(a) (ii). Licensee shall join as a party to any such suit or action as necessary and requested by Licensor. Licensee shall provide such assistance and cooperation as reasonably requested by Licensee in connection with any action brought by Licensor pursuant to this Section 7.3(a)(ii).

(b)                Other Infringement. Licensor shall have the right to bring, maintain or settle any action or proceeding to stop Infringement with respect to any Product Patent Right or Licensor Patent Right in connection with any products or services other than any Product Candidates or Products at the control of Licensor and at Licensor’s expense and with counsel selected by Licensor.

(c)                 Cooperation. In the event a Party brings (or defends) an Infringement action in accordance with this Section 7.3, or in the event a Party is entitled to bring (or defend) an Infringement action in accordance with this Section 7.3 but lacks standing to do so, the other Party shall cooperate fully, including, if required to bring (or defend) such action, the furnishing of a power of attorney or being named as a party. No Party shall enter into any settlement or compromise of any action under this Section 7.3 which would in any manner alter, diminish, or be in derogation of any other Party’s rights under this Agreement.

7.4                Patent Term Extensions.

(a)                 Product Patent Rights. Upon request of Licensee, Licensor shall file for extensions of the Product Patent Rights in each country and region, at Licensee’s cost and expense. Licensor shall give written notice to Licensee of the need for extensions of the Product Patent Rights to maintain such Product Patent Rights at least sixty (60) days before the deadline for any such filing. Licensee may also choose, at its option, to file for any such extension at its own expense. In such case that Licensee chooses to file for any such extension, Licensor shall provide all reasonably requested assistance to Licensee in connection with such filings at Licensee’s request. Licensor shall have the right, but not the obligation, to file for an extension of the Product Patent Rights at its expense in any country in which Licensee declines to pursue an extension.

(b)                Licensee Patent Rights. Licensee shall have the sole right to apply for extension of term for any Licensee Patent Right in any country and/or region for any product, including, without limitation, any Product, at Licensee’s sole cost and expense. In the event that Licensee desires to not apply for a patent extension for any such Licensee Patent Rights for which there is a reasonable basis to file for such extension, Licensee shall provide written notice to Licensor of such intention to not file no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to such Licensee Patent Right in the relevant patent office. In such case, upon receipt of a written request by Licensor to assume responsibility for prosecution and maintenance of such Licensee Patent Right, Licensee shall allow Licensor, at Licensor’s sole discretion, control, cost and expense and by counsel of its own choice, delivered no later than fifteen (15) days after receipt of notice from Licensee to assume such responsibility.

7.5                Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. No Party shall have the right to settle any patent Infringement litigation under this Section 7.5 in a manner that diminishes the rights or interests of the other Parties, or obligates the other Parties to assume any fault, liabilities or additional obligations, without the prior written consent of such other Parties.

Article VIII

term and termination

8.1                Term. The term of this Agreement shall commence on the Effective Date and will continue until terminated in accordance with this ARTICLE VIII (the “Term”).

8.2                Termination for Material Breach. Licensee, or Licensor with the consent of SRI (not to be unreasonably withheld, delayed or denied), shall each have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement or its obligations hereunder and has not cured such breach within sixty (60) days after notice from the terminating Party indicating the nature of such breach (or, if the breach is impossible to cure within such sixty (60) day period and the breaching party has commenced activities to cure the breach within the sixty (60) day period, which activities are reasonably likely to result in a cure, one hundred twenty (120) days after such notice), or upon termination of the License as set forth in Section 3.2. Any such termination shall become effective at the end of such sixty (60) day (or, if applicable, one hundred twenty (120) day) period unless the breaching Party has cured such breach prior to the end of the applicable period. Notwithstanding the foregoing, in the event that a breach is related to the payment of any amounts owed to Licensor hereunder, including Royalties, Benchmark Payments, Licensor Sublicense Income or Cash Funding, the applicable cure period shall be twenty (20) Business Days, after which time, Licensor may terminate this Agreement and all licenses it has granted hereunder.

8.3                Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Article I, Article II (with respect to any outstanding amounts accrued thereunder prior to the effective date of such expiration or termination of this Agreement), Article VII, Article IX (for such period of time as set forth in Section 9.4), Article X and Sections 3.5, 3.8, 4.5, 4.6-4.10 (with respect to any outstanding amounts accrued thereunder prior to the effective date of such expiration or termination of this Agreement), 4.11, 5.2, 8.5, 8.6, 8.7 and 8.8 and this Section 8.3 of this Agreement shall survive expiration or any termination of this Agreement in accordance with its terms.

8.4                Termination due to Cessation of Licensee. Licensor may terminate this Agreement and all licensed granted hereunder in the event that Licensee becomes insolvent, files for bankruptcy, adopts a plan of dissolution, dissolves or otherwise ceases business activities.

8.5                Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws (or otherwise independently breached), such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

8.6                Effect of Termination. In the event of a termination of this Agreement by Licensor under Section 8.2 and/or 8.4:

(a)                 Licensee shall have no right to recoup any expenses incurred by Licensee in connection with the development, manufacturing or commercialization of any Product including any payments made by Licensee to Licensor under this Agreement;

(b)                Licensor shall have the option (which shall be exercised, if at all, in the notice of termination to Licensee) to require, at no additional cost to Licensor, that Licensee assign all agreements, data and other material necessary to effectively transition development, manufacturing and/or commercialization activities with respect to any Research Candidate, Product Candidate or Product to Licensor, which may include assignment of agreements and/or transition activities related to:

(i)                  completing any ongoing clinical study or clinical trial;

(ii)                manufacturing any Product Candidate or Product;

(iii)              distribution of any Product Candidate or Product; and

(iv)               transition of existing supply of any Product Candidate or Product.

(c)                 Licensee shall, and hereby does, grant to Licensor a fully paid-up, perpetual, irrevocable, transferrable, sublicensable (including through multiple tiers) right and license to the Licensee IP Rights and the Licensee Technology to research, develop, use, sell, have sold, make, have made, offer for sale, import and otherwise commercialize products, services and/or techniques in the terminated Project Fields or with respect to any terminated Indications, Research Candidates, Product Candidates or Products or any terminated countries no longer in the Territory (such right and license, the “Grant-back License”).

8.7                Return of Confidential Information. Within thirty (30) days following the expiration or termination of this Agreement, except to the extent provided in Section 8.6 in connection with a transition of a Project to Licensor, each Party shall promptly return to the other Party, or delete or destroy pursuant to such other Party’s written instructions thereto, all relevant records and materials in such Party’s possession or control containing Confidential Information or other proprietary Information of the other Party; provided, that such Party may keep one copy of such materials for archival purposes subject to such Party’s continuing confidentiality obligations with respect to such Information.

8.8                Damages; Relief. Termination of this Agreement shall not preclude any Party from claiming any other damages, compensation or relief that it may be entitled to claim under this Funding Agreement.

8.9                Termination for Failure to Make Payment. In the event that Licensee fails to pay the Upfront Payment within sixty (60) calendar days of the Effective Date, this Agreement and the licenses granted hereunder shall be terminated in full without the need for any further action by any Party, subject to Sections 8.6 and 8.7 above; and Licensee shall have no further rights under the Development License, Product License, any Licensed Product Rights or other Licensor IP Rights or other rights granted to License hereunder.

Article IX

INDEMNIFICATION

9.1                Indemnification by Licensee. Licensee hereby agrees to save, defend, indemnify and hold harmless Licensor, SRI, the Affiliates of each, its and their respective officers, directors, agents, Subcontractors, employees, successors and assigns (the “Licensor Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable and documented legal expense and attorneys’ fees (“Losses”), to which any Licensor Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to the development, manufacture, use, sale, offer for sale or other disposition by or on behalf of Licensee or any of its Related Parties of any Product, including, without limitation, due to a claim of infringement of misappropriation of Intellectual Property Rights in connection with the exploitation of a Product; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Licensor Indemnitee or the breach by Licensor of any warranty, representation, covenant or agreement made by Licensor in this Agreement.

9.2                Indemnification by Licensor. Licensor hereby agrees to save, defend, indemnify and hold harmless Licensee, its Affiliates and their respective officers, directors, agents, employees, successors and assigns (the “Licensee Indemnitees”) from and against any and all Losses to which any Licensee Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of or relate to the gross negligence or willful misconduct of any Licensor Indemnitee or the breach by Licensor of any warranty, representation, covenant or agreement made by Licensor in this Agreement in connection with the Development License or Product License; except, in each case, to the extent of (a) any Claim for which Licensee is obligated to indemnify Licensor under Section 9.1 or (b) such Losses result from the negligence or willful misconduct of any Licensee Indemnitee or the breach by Licensee of any warranty, representation, covenant or agreement made by Licensee in this Funding Agreement.

9.3                Indemnification Procedure. Upon receipt of notice of any Claim, the Party seeking indemnification hereunder (the “Indemnified Party”) shall give written notice thereof to the Party obligated to provide indemnification hereunder (the “Indemnifying Party”). The Indemnified Party shall permit the Indemnifying Party, at its option and expense, to promptly assume the complete defense of such Claim; provided that (i) the Indemnified Party has the right to participate in the defense of such Claim at its own cost and (ii) the Indemnifying Party, prior to making any settlement, notifies the Indemnified Party, in writing, of such settlement offer and subsequently consults with the Indemnified Party as to the terms of such settlement. The Indemnifying Party will not, except with the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof.

9.4                Survival of Indemnification Obligations. The indemnification obligations shall survive for a period of five (5) years following the termination of this Agreement (including the License Agreement).

Article X

MISCELLANEOUS

10.1             Governing Law: Jurisdiction; Service of Process. This Agreement shall be governed by the laws of the State of California, without reference to choice or conflict of law principles. Any legal action may be brought in any State or Federal court located in Los Angeles County, California. Each Party submits to the jurisdiction of the aforesaid courts. Each Party irrevocably consents to service of process in any legal action with respect to this Agreement hereunder by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Party at its business address. Each Party irrevocably waives (a) any objection it may now or hereafter have to the laying of venue of any action arising under this Agreement in the State of California and (b) any claim that Los Angeles County, California is not a convenient forum for such action. For clarity, the Parties agree the forgoing does not confer exclusive jurisdiction to the aforesaid courts.

10.2             Assignment. Except as expressly set forth herein, this Funding Agreement (including without limitation the License Agreement) shall not be assigned in whole or in part by any Party hereto without the prior written consent of the other non-assigning Parties; provided, that no such consent shall be required in the case of an assignment to (A) an Affiliate or (B) a Third Party in connection with the transfer or sale of all or substantially all of the assigning Party’s assets and business related to this Funding Agreement, or in the event of a merger, consolidation, change in control or similar transaction with respect to such assigning Party. Any purported transfer, assignment or delegation in violation of the foregoing shall be null and void and have no force or effect. Each assigning Party shall give the other Parties notice of any permitted assignment within a reasonable time thereafter. Any permitted assignee shall assume all rights and obligations of its assignor under this Funding Agreement (including without limitation the License Agreement) without releasing the assignor therefrom. This Funding Agreement (including without limitation the License Agreement) shall be binding upon the successors and permitted assigns of the Parties.

10.3             Entire Agreement; Order of Precedence; Amendment; Interpretation; Waiver and Construction.

(a)                 The Recitals set forth above are hereby incorporated into this Funding Agreement as if fully set forth herein. This Funding Agreement, together with this SOW, License Agreement, Option and the Framework Agreement as incorporated hereunder, and any and all schedules, exhibits and addenda hereto or thereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Funding Agreement (including the subject matter relating to the Project Fields described herein) and supersedes all prior or contemporaneous negotiations, promises or agreements (including any proposal submitted by a Research Party to Licensee relating to any Project) of every nature with respect thereto, all of which have become merged and integrated into or are deemed to be merged into this Funding Agreement. Notwithstanding the foregoing (i) this Funding Agreement shall not be deemed to impact, alter, modify, cancel or otherwise supersede, replace or override any other agreements or any individual terms therein or any other arrangements amongst the Parties with respect to any research or other undertakings outside the Project Fields or Indications described herein; and (ii) without limiting the foregoing clause (i), nothing in this Funding Agreement shall be deemed to impact, alter, modify, cancel or otherwise supersede, replace or override that certain SOW & License Agreement, effective January 31, 2020, and Funding Agreement amongst the Parties regarding the Project for Hepatitis B Indication and (iii) the use in connection with this Funding Agreement and its Project Fields and Indications of any Information generated under other Funding Agreements shall be deemed governed by this Agreement with respect to such use of such Information in connection with the Project Fields and Indications that constitute the subject matter of this Agreement.

(b)                To the extent any terms set forth in this SOW and License Agreement or a Project Amendment Order relating hereto conflict with the terms of the Framework Agreement or conflict otherwise, the following order of precedence shall be applied in descending order of precedence: (1) terms in such Project Amendment Order shall control, solely and specifically with respect to the subject matter set forth in such Project Amendment Order; (2) then the terms in this SOW and License Agreement (including all Schedules, exhibits and addenda attached hereto and/or incorporated herein by reference) shall control with respect to the subject matter (including the Project Fields) set forth in this SOW and License Agreement; and (3) then the Framework Agreement shall control, except in each case as otherwise provided in such Project Amendment Order or this SOW and License Agreement.

(c)                 No amendment or modification to this Funding Agreement or any portion hereof shall be effective unless it is in writing signed by each Party.

(d)                Notwithstanding anything otherwise to the contrary herein, this Funding Agreement (or any Project Amendment Orders in connection herewith) shall not be deemed to amend, modify or alter any other Funding Agreement duly executed by the Parties pursuant to the Framework Agreement, unless the Parties otherwise expressly so state in such other Funding Agreement.

(e)                 For purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa as the context requires; (b) the words “including” and “include” shall mean “including, without limitation,” or “including, but not limited to,” unless otherwise specified; (c) the terms “hereof,” “herein,” “herewith,” and “hereunder,” and words of similar import shall, unless otherwise stated, be construed to refer to this Funding Agreement as a whole and not to any particular provision of this Funding Agreement; (d) all references to “Section”, “Schedule” and “Exhibit,” unless otherwise specified, are intended to refer to a Section, Schedule or Exhibit of or to this Funding Agreement; (e) all references to days, months, quarters or years shall be deemed references to calendar days, calendar months, calendar quarters, or calendar years, unless otherwise stated; (f) the word “or” shall be used in the inclusive sense (and/or), unless otherwise stated; (g) references in this Funding Agreement to “costs and expenses incurred” or the like shall include without limitation costs and expenses incurred for any non-cancelable obligations; and (h) the paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(f)                  No waiver of any provision of this Funding Agreement, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such provision. No waiver shall be effective unless made in writing and signed by the waiving Party. If any provision of this Funding Agreement is declared void or unenforceable, such provision will be severed and the balance of this Funding Agreement will remain in full force and effect.

10.4             Specific Performance and Injunctive Relief. Each Party acknowledges that in the event of a material breach of this Funding Agreement, substantial injury could result to another Party and money damages may not be a sufficient remedy for such breach. Therefore, in the event that a Party violates any provision of this Funding Agreement, each other Party shall be entitled, in addition to all other remedies which may be available to it under law, to injunctive relief (including, without limitation, temporary restraining orders, or preliminary or permanent injunctions) and specific enforcement of the terms of this Funding Agreement. The Party enforcing its rights hereunder shall not be required to post a bond or other security in connection with the granting of any such relief.

10.5             WAIVER OF JURY TRIAL. EACH PARTY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT. EACH PARTY AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

10.6             Signatures and Counterparts. This Funding Agreement may be executed by an original, facsimile or electronic signature from a duly authorized person of each of the respective Parties, and be in one or more counterparts, with such counterparts constituting one instrument.

[Remainder of this page intentionally left blank. Signature page follows.]

In Witness Whereof, all Parties hereto have duly executed this Statement of Work and License Agreement as of the Effective Date by their duly authorized representatives.

SERAPH RESEARCH INSTITUTE:

By: /s/ Serhat Gumrukcu

Name:

Title:

Notice Address:

Century City Medical Plaza

2080 Century City East

Suite 710

Los Angeles, CA 90067

Email:

With a copy to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, NJ 07068

Attn: Michael J. Lerner, Esq.

Email: mlerner@lowenstein.com

G TECH BIO, LLC:

By: /s/ W. Anderson Wittekind

Name: W. Anderson Wittekind

Title: Manager

Notice Address:

Century City Medical Plaza

2080 Century City East

Suite 710

Los Angeles, CA 90067

Email: andersonwittekind@gmail.com

With a copy to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, NJ 07068

Attn: Michael J. Lerner, Esq.

Email: mlerner@lowenstein.com

ENOCHIAN BIOSCIENCES, INC.:

By /s/ Mark Dybul

Name: Dr. Mark Dybul

Title: Executive Vice Chair

Notice Address:

Century City Medical Plaza

2080 Century City East

Suite 906

Los Angeles, CA 90067

Email: mrd54@georgetown.edu

With a copy to:

clayton.parker@klgates.com

[Signature page to this SOW and License Agreement for Influenza and Coronavirus Indications]

SCHEDULE A

Licensor Patent Rights as of the Effective Date:

1)	IAN: PCT/US2020/048370

IPN: WO 2021/041787 A1; published 4 March 2021

Entitled: COMPOSITIONS AND METHODS FOR TREATING VIRAL INFECTIONS

2)	U.S. Provisional Application No. Serial No. 63/157,676 Filed March 6, 2021,

Entitled: COMPOSITIONS AND METHODS FOR TREATING AND PREVENTING CORONAVIRUS INFECTIONS

SCHEDULE B

Flu-CoV Cash Funding for Coronavirus, Influenza and Combination Projects

I.	Additional Definitions

(a)                 “Costs to Date of Vector Production Research” shall mean costs and expenses incurred to date as of the Effective Date in connection with any completed or ongoing experiments, studies, tests and other Research initiated under other Funding Agreement(s) or otherwise prior to the Effective Date to the extent such experiments, studies, tests and other Research relate to vector production utilizing the Delivery Technology in the Influenza, Coronavirus or Combination Project Fields, as such costs and expenses shall be allocated, at Licensor’s sole discretion, to the Influenza, Coronavirus or Combination Project Fields.

(b)                “Costs to Date of Non-Vector Research” shall mean costs and expenses incurred to date as of the Effective Date in connection with any completed or ongoing experiments, studies, tests and other Research initiated under other Funding Agreement(s) or otherwise prior to the Effective Date to the extent such experiments, studies, tests and other Research relate to the Influenza, Coronavirus or Combination Project Fields, as such costs and expenses shall be allocated, at Licensor’s sole discretion, to the Influenza, Coronavirus or Combination Project Fields; provided, that Costs to Date of Non-Vector Research shall exclude any Costs to Date of Vector Production Research.

(c)                 “Costs to Date of Flu-CoV Research” shall mean, collectively (i) Costs to Date of Non-Vector Research and (ii) Costs to Date of Vector Production Research.

(d)                “Indirect Costs” shall have the meaning as set forth below in Paragraph V of this Schedule B.

(e)                 “New Costs of Vector Production Research” shall mean costs and expenses incurred after the Effective Date in connection with any (i) ongoing experiments, studies, tests and other Research initiated prior to the Effective Date and (ii) experiments, studies, tests and other Research initiated after the Effective Date, in each case to the extent such experiments, studies, tests and other Research relate to vector production utilizing the Delivery Technology in the Influenza, Coronavirus or Combination Project Fields, as such costs and expenses shall be allocated, at Licensor’s sole discretion, to the Influenza, Coronavirus or Combination Project Fields; provided, that New Costs of Vector Production Research shall exclude any Costs to Date of Flu-CoV Research.

(f)                  “New Costs of Non-Vector Research” shall mean costs and expenses incurred after the Effective Date in connection with any (i) ongoing experiments, studies, tests and other Research initiated prior to the Effective Date and (ii) experiments, studies, tests and other Research initiated after the Effective Date, in each case to the extent such experiments, studies, tests relate to the Influenza, Coronavirus or Combination Project Fields, as such costs and expenses shall be allocated, at Licensor’s sole discretion, to the Influenza, Coronavirus or Combination Project Fields; provided, that New Costs of Non-Vector Research shall exclude any (1) New Costs of Vector Production Research or (2) Costs to Date of Flu-CoV Research.

(g)                “New Costs of Flu-CoV Research” shall mean collectively (i) New Costs of Vector Production Research and (ii) New Costs of Non-Vector Research; provided, that New Costs of Flu-CoV Research shall exclude any Costs to Date of Flu-CoV Research.

II.	Flu-CoV19 Cash Funding for Costs to Date of Flu-CoV19 Research

In addition to any other payment obligations of Licensee set forth in this Funding Agreement, Licensee shall pay to Licensor Flu-CoV Cash Funding for Costs to Date of Flu Research as allocated and set forth below:

Flu-CoV Cash Funding	Amount Payable by Licensee to Licensor
(1) Flu-CoV Cash Funding to be allocated to Costs to Date of Non-Vector Research	Three Hundred Thousand USD (US$300,000.00)
(2) Flu-CoV Cash Funding to be allocated to Costs to Date of Vector Production Research	Four Hundred Sixty Thousand USD (US$460,000.00)
Total Flu-CoV Cash Funding allocated to Costs to Date of Flu-CoV Research	Seven Hundred Sixty Thousand USD (US$760,000.00)

Licensee shall pay Licensor within sixty (60) days following the Effective Date a non-refundable, non-creditable cash payment in the amount equaling Seven Hundred Sixty Thousand USD (US$760,000) as Flu-CoV Cash Funding allocated to Costs to Date of Flu-CoV Research.

For the avoidance of doubt, the Flu-CoV Cash Funding allocated to Costs to Date of Flu-CoV Research constitutes an additional amount payable by Licensee to Licensor under this Agreement and shall not impact, diminish or otherwise alter any other payment obligation of Licensee to Licensor under this Funding Agreement or any other Funding Agreement.

III.	Flu-CoV19 Cash Funding for New Costs Flu-CoV Research

In addition to any other payment obligations of Licensee set forth in this Funding Agreement, Licensee shall pay to Licensor Flu-CoV Cash Funding for New Costs of Flu-CoV Research as allocated for each Project Field on a Project-Field-by-Project-Field basis as set forth below:

Flu-CoV Cash Funding	Amount Payable by Licensee to Licensor	Payment Schedule; Payment Due Date
(1) Flu-CoV Cash Funding to be allocated to New Costs of Flu-CoV Research in the Influenza Project Field	Three Hundred Fifty Thousand USD (US$350,000.00)

(1) Four Hundred Thousand USD (US$400,000.00) shall be payable within 60 days following the Effective Date with respect to New Costs of Flu-CoV Research in both the Influenza and Coronavirus Project Fields, collectively; and

(2) an additional amount equaling Four Hundred Thousand USD (US$400,000.00) shall be payable within 120 days following the Effective Date with respect to New Costs of Flu-CoV Research in both the Influenza and Coronavirus-Project Fields, collectively; and

(3) thereafter, the remainder (equaling in total One Hundred Fifty Thousand USD (US$150,000.00)) for New Costs of Flu-CoV19 Research in both the Influenza and Coronavirus Project Fields shall be payable in six equal installments each equaling Twenty-Five Thousand USD (US$25,000.00), with each installment due on or before the first day of the seventh, eighth, ninth, tenth, eleventh and twelfth calendar months following the Effective Date, respectively.

(2) Flu-CoV Cash Funding to be allocated to New Costs of Flu-CoV Research in the Coronavirus Project Field	Six Hundred Thousand USD (US$600,000.00)
(3) Flu-CoV Cash Funding to be allocated to New Costs of Flu-CoV Research in the Combination Project Field	Six Hundred Fifty Thousand USD (US$650,000.00)

Three Hundred Fifty Thousand USD (US$350,000.00) shall be payable within 180 days following the Effective Date.

Thereafter, the remainder (equaling in total Three Hundred Thousand USD (US$300,000.00)) shall be payable in six equal installments each equaling Fifty Thousand USD (US$50,000.00), with each installment due on or before the first day of the seventh, eighth, ninth, tenth, eleventh and twelfth calendar months following the Effective Date, respectively.

Total Flu-CoV Cash Funding allocated to New Costs of Flu-CoV Research	One Million Six Hundred Thousand USD (US$1,600,000.00)	As per the payment schedule described above in this table.

For the avoidance of doubt, the Flu-CoV Cash Funding allocated to New Costs of Flu-CoV Research constitutes an additional amount payable by Licensee to Licensor under this Funding Agreement and shall not impact, diminish or otherwise alter any other payment obligation of Licensee to Licensor under this Funding Agreement or any other Funding Agreement.

IV.       Flu-CoV19 Cash Funding for IND-Enabling Studies

In addition to any other payment obligations of Licensee set forth in this Funding Agreement, Licensee shall pay to Licensor Flu-CoV Cash Funding for costs and expenses incurred for IND-Enabling Studies in each Project Field on a Project-Field-by-Project-Field basis as set forth below:

	Project Field	Flu-CoV Cash Funding for IND-Enabling Studies
1.	Influenza Project Field	Six Hundred Thousand USD (US$600,000.00)
2.	Coronavirus Project Field	Four Hundred Fifty Thousand USD (US$450,000.00)
3.	Combination Project Field	Six Hundred Thousand USD (US$600,000.00)
Total Flu-CoV Cash Funding for IND-Enabling Studies for all Three Project Fields:		One Million Six Hundred Fifty Thousand USD (US$1,650,000.00)

For the avoidance of doubt, the Flu-CoV Cash Funding for IND-Enabling Studies constitutes an additional amount payable by Licensee to Licensor under this Funding Agreement and shall not impact, diminish or otherwise alter any other payment obligation of Licensee to Licensor under this Funding Agreement or any other Funding Agreement.

Flu-CoV Cash Funding for IND-Enabling Studies shall be payable by Licensee to Licensor with respect to each Project Field on a Project-Field-by-Project Field basis upon initiation of cGMP-compliant vector production with respect to the first Product Candidate in such Project Field to be selected for advancement into IND-Enabling Studies.

The Parties acknowledge that it is anticipated that such initiation of cGMP-compliant vector production with respect to such Product Candidate in each Project Field shall commence within three to nine months following the Effective Date.

The Parties acknowledge and agree that Flu-CoV Cash Funding for IND-Enabling Studies in the Project Fields as set forth in this Paragraph IV shall not include Cash Funding for any costs or expenses of cGMP-compliant vector production for any Product Candidate, which additional Cash Funding for such additional costs and expenses shall be separately discussed in good faith, agreed upon and set forth by the Parties in a Project Amendment Order.

V.	Flu-CoV Cash Funding for Indirect Costs

The Parties acknowledge and agree that Licensee shall pay to Licensor additional Flu-CoV Cash Funding for staffing and other indirect costs allocated to the Projects under this Funding Agreement (“Indirect Costs”) as follows: (1) on the first day of each calendar month in the first contract year of the Funding Term, commencing on the first day of the first calendar month following the Effective Date, Licensee shall pay to Licensee Twenty-Five Thousand USD (US$25,000.00) per calendar month for Indirect Costs; and (2) on the first day of each calendar month in the second contract year of the Funding Term, Licensee shall pay to Licensee Fifty Thousand USD (US$50,000.00) per calendar month for Indirect Costs.

For the avoidance of doubt, the Flu-CoV Cash Funding for Indirect Costs constitutes an additional amount payable by Licensee to Licensor under this Funding Agreement and shall not impact, diminish or otherwise alter any other payment obligation of Licensee to Licensor under this Funding Agreement or any other Funding Agreement.

VI.	Flu-CoV Cash Funding for Additional Studies

The Parties shall discuss in good faith and agree upon additional Cash Funding for the Research Parties’ additional Research in connection with Investigator-Initiated IND-Enabling Studies, GMP vector production, II-IND submission, Phase 1 Clinical Trials and other applicable additional studies, if any.